Exhibit 99.1

OFFERING MEMORANDUM SUMMARY

This summary highlights selected information from this offering memorandum. This summary may not contain all of the information that may be important to you. For a more complete understanding of our business, you should read this entire offering memorandum carefully, particularly the discussion under ‘‘Risk Factors,’’ and our historical consolidated and combined financial statements and the notes to those financial statements appearing elsewhere in this offering memorandum.

Our Company

We are a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. We serve these markets through our diverse portfolio of over 30 well-recognized brands that provide consumers with a range of affordable, performance-driven, high-quality and innovative products, including sporting ammunition and firearms, outdoor accessories, outdoor sports optics, golf rangefinders and performance eyewear. We serve a broad range of end consumers, including outdoor enthusiasts, hunters and recreational shooters, professional athletes, as well as law enforcement and military professionals. Our products are sold through a wide variety of mass, specialty and independent retailers, such as Walmart, Cabela’s, Gander Mountain, Bass Pro Shops, Dick’s Sporting Goods, Sportsman’s Warehouse, Recreational Equipment, Inc. and, after giving effect to the CamelBak Acquisition, Target. We have a scalable, integrated portfolio of brands that allows us to leverage our deep customer knowledge, product development and innovation, supply chain and distribution, and sales and marketing functions across product categories to better serve our retail partners and end users.

Many of our brands have a rich, long-standing heritage, such as Federal Premium, founded in 1922, and Bushnell, founded in 1948. We believe this brand heritage supports our leading market share positions in multiple categories. For example, we believe we hold the No. 1 sales position in the U.S. markets for ammunition, riflescopes and golf rangefinders. To maintain the strength of our brands and drive revenue growth, we invest in product innovation to improve performance, quality and affordability while providing world-class customer support to our major retail partners and end users. Additionally, high-profile professional sportsmen and athletes use and endorse our products, which we believe influences the purchasing behavior of recreational consumers.

Our brands in the shooting sports and outdoor products markets, after giving effect to the CamelBak Acquisition, include the following:

Shooting Sports	Outdoor Products
Federal Premium	Bushnell	CamelBak
Savage Arms	Alliant Powder	Jimmy Styks
American Eagle	Bee Stinger	Millett
Blazer	BLACKHAWK!	Night Optics
CCI	Bollé	Outers
Estate Cartridge	Butler Creek	Primos
Fusion	Cébé	RCBS
Speer	Champion Target	Serengeti
Stevens	Eagle	Simmons
	Final Approach	Stoney Point
	Gold Tip	Tasco
	GunMate	Uncle Mike’s
	Gunslick Pro	Weaver Optics
Hoppe’s

In recent years, we have delivered strong revenue and profit growth, while maintaining strong free cash flow. In fiscal year 2015, we generated $2.1 billion in sales. From fiscal year 2003 to fiscal year 2015, we grew revenue at a compound annual rate of approximately 19.1%, which included organic growth at a compound annual rate of approximately 17.3% as well as growth through our acquisitions of BLACKHAWK!, Savage Arms and Bushnell. In fiscal year 2015, we achieved an operating margin of approximately 8.8% and an Adjusted EBITDA margin of approximately 15.3%. Our strong free cash flow is driven by our profitability and modest capital expenditure requirements.

As of March 31, 2015, we operated in two business segments. These operating segments are defined based on the reporting and review process used by the chief operating decision maker, Vista Outdoor’s Chief Executive Officer. As of March 31, 2015, Vista Outdoor’s two operating segments were:

●
Shooting Sports, which generated 65% of our sales in fiscal 2015. Shooting Sports products include pistol, rifle, rimfire and shotshell ammunition and primers, centerfire rifles, rimfire rifles, shotguns and range systems.

●
Outdoor Products, which generated 35% of our sales in fiscal 2015. The Outdoor Products product lines are optics, accessories and eyewear. Optics products include binoculars, laser range finders, riflescopes and trail cameras. Accessories products include archery accessories, blinds, decoys, game calls, gun care products, mounts, powder, reloading equipment, targets and target systems. Eyewear products include safety and protective eyewear, as well as fashion and sports eyewear.

Our recently acquired Jimmy Styks product lines are now, and the CamelBak product lines will be, included in our Outdoor Products segment.

Market Opportunity

We participate in the global market for consumer goods geared toward outdoor recreation and shooting sports. Spending on outdoor recreation products in the U.S., including the purchase of gear for camping, cycling, fishing, snow sports, trail sports, water sports and wildlife viewing, was estimated to be approximately $44 billion in 2011, according to the 2012 Outdoor Recreation Economy National Report issued by the Outdoor Industry Association, which publishes data every five years. According to Southwick & Associates research, spending on hunting and shooting sports equipment and accessories totaled approximately $14 billion in 2011. Spending in 2012 on golf apparel, footwear and equipment totaled approximately $5 billion, based on National Sporting Goods Association research. Examples of the sports and activities we target include hunting, archery, target shooting, hiking, cycling, camping, bird watching, golf and snow skiing. We believe the sporting goods and outdoor recreation sectors are lucrative global markets with the potential for sustained future growth. We believe a greater awareness of, and participation in, outdoor sports and recreation has been a principal driver of this growth. We believe growth will continue, driven by positive shifts in consumer demographics utilizing our products, including increases in new, female and younger participants, and expanding interest in outdoor sports and shooting activities.

Outdoor Recreation and Accessories Industry

The outdoor recreation and accessories industry represents a large and growing focus area of our business. Examples of products in this industry include wildlife watching, archery, winter sports, water sports, fishing, camping and hiking, cycling, golf and rock climbing. Our consumers often participate in more than one of these activities. The brands we currently own in this industry include Bushnell, Primos, Bollé, Serengeti, Cébé, Gold Tip, Weaver, Tasco, Jimmy Styks and, after giving effect to the CamelBak Acquisition, CamelBak. We believe the fragmented nature of the outdoor recreation industry, combined with retail and consumer overlap with our existing businesses, presents attractive growth opportunities, both organically and through strategic acquisitions.

Shooting Sports Industry

Shooting sports products currently represent the largest proportion of our sales. We design, develop, manufacture, and source ammunition, long guns and related equipment products. Among these categories, we derive the largest portion of our sales from ammunition, which is a consumable, repeat purchase product. According to the National Shooting Sports Foundation (the “NSSF”), in 2014 approximately 32 million people in the U.S. participated in shooting sports, including hunting and target shooting activities. This represents a 13% increase in the number of participants since 2006. Growth in target shooting participation, up 19% since 2006, has driven much of the increase. Firearms sales as measured by the National Instant Criminal Background Check System (the “NICS”) grew at a compound annual rate of 6% from 2003 to 2014, leading to a substantial installed base of potential ammunition and accessories consumers. Further, according to the NSSF, the number of shooting ranges in the U.S. grew at an 11% compound annual rate from 2006 to 2014. The NSSF estimates that two thirds of new target shooters were between the ages of 18 and 34 and 37% of the new shooters were female.

We believe that the rising popularity of target shooting and the large, growing installed base of target shooters are positive indicators of future ammunition sales. Target shooters typically consume significantly more rounds of ammunition during participation at a range, compared to hunters, who consume relatively lower amounts of ammunition during hunting activities. Additionally, we believe the 18 to 34 year-old age group represents the demographic with the greatest per capita spend. In response, we have developed products tailored to new shooters, such as reduced-recoil ammunition, interactive targets, and fashionable and attractive personal safety equipment such as shooting glasses and hearing protection. We believe we are well-positioned to succeed in the shooting sports market, given our scale and global operating platform, which we believe is difficult to replicate in the highly regulated and capital intensive ammunition manufacturing sector.

Competitive Strengths

Portfolio of Authentic Brands Focused on Outdoor Sports and Recreation

We have a diverse portfolio of outdoor sports and recreation and shooting sports brands, many with long-standing, market leading positions. We seek to maintain our brand strength by developing performance-enhancing innovations, introducing new products, engaging in product and brand marketing campaigns, and providing marketing support to our strategic channel partners. We target selling prices that balance our premium positioning with our focus on affordability to capture a large consumer base. Our brand strength and product innovations allow us to drive sales growth and deliver robust profit margins.

We employ a segmented brand strategy that leverages over 30 brands that are leaders in niche categories. This approach provides us with several competitive advantages:

● Strong brand recognition, with the ability to command a leading market share position across several categories.

● Better insight into consumer preferences and market dynamics through information sharing across our portfolio.

● “Good, better, best” strategy using multiple brands.

● Increased presence and shelf space in our core retail channels.

Savage Arms, acquired in 2013, is a nationally recognized long gun brand among hunters and recreational shooters who desire quality at an affordable price. Our Bushnell brand holds the leading U.S. market position in riflescopes, binoculars and golf rangefinders.

BLACKHAWK! is an industry leader in tactical accessories with a customer base that ranges from individual shooting enthusiasts to government customers who depend on its performance and durability.

Jimmy Styks, acquired on July 20, 2015, is a leading designer and marketer of stand up paddle (“SUP”) boards and related accessories. Jimmy Styks’ SUP portfolio provides easy-to-use platforms for water sport enthusiasts engaging in activities ranging from personal fitness to fishing. The company offers nearly 30 SKUs in epoxy, inflatable, soft and thermoform boards, as well as accessories.

CamelBak, which we expect to acquire on or about August 3, 2015, is the leading provider of personal hydration solutions for outdoor, recreation and military use. CamelBak’s products include hydration packs, reusable bottles and individual purification and filtration systems.

We believe our strong brand recognition and customer loyalty is a result of our ability to deliver innovative, high-quality products at an affordable price.

Leading Innovation and Product Development Competencies

We believe our product development capabilities and intellectual property portfolio provide us with a strong competitive advantage. By applying our engineering and manufacturing expertise, we have been able to bring to market new and innovative products that maintain product differentiation while targeting affordability for our end consumers.

We have continuously invested in research and development (“R&D”) and made disciplined investments in new technology to deliver sustainable growth and satisfy the evolving needs of our customers. We have leveraged our scale to develop a sophisticated R&D business process that we believe is difficult to replicate. After giving effect to the CamelBak Acquisition, our intellectual property portfolio includes approximately 600 patents, providing us with valuable proprietary trade secrets and technological know-how that we share across our platform. We employ approximately 90 dedicated design and product development professionals across the organization. Recent examples of our innovative, market-leading products include:

●
The Savage A17, which is a new delayed blow back action rifle designed specifically for .17HMR rim fire ammunition. It features multiple patent pending features including an externally adjustable Savage semi-auto loading action Accutrigger, as well as an inertia controlled delayed locking mechanism. In support of the A17 launch, we developed an optimized CCI .17HMR ammunition solution featuring a polymer tipped 17 gram bullet that is compatible with the A17’s unique delayed blowback system.

● The Federal Premium 3rd Degree Shotshell uses a multi-shot, three stage turkey hunting payload and the exclusive FliteControl wad to deliver effective, lethal patterns regardless of distance.

●
The Tour X golf laser rangefinder, Bushnell’s newest offering in golf laser range finders, features Exchange Technology, which allows the use of Bushnell’s patented Slope Technology when the red faceplate is installed and functions as a USGA-conforming device when the black faceplate is installed.

Proven Manufacturing, Global Sourcing and Distribution Platform

We believe our state-of-the-art manufacturing expertise, leading sourcing and distribution capabilities, and high-quality retail, wholesale and distributor networks allow us to produce, deliver and replenish products in a more efficient and faster manner than our competitors. We believe this allows us to better meet the needs of our customers and end users. We operate manufacturing and distribution facilities in the United States, Puerto Rico, Mexico, Canada and other countries. We manufacture ammunition at two separate sites and have the ability to switch production of certain products between sites based on efficiency and production schedules. We have the same capability with our firearm manufacturing. A large portion of our manufacturing requires rigorous adherence to regulatory standards and certification. These regulations provide high barriers to entry as they require significant capital investments and lengthy government approval processes to manufacture many of our high-volume products.

Integrated supply chain management is core to our company. We procure large quantities of raw materials for our manufacturing operations and we use effective negotiating disciplines and production methods, with the objective of obtaining the best price and delivery available as well as low-cost conversion of raw materials into finished product. We also source finished product both domestically and internationally for global distribution. This includes our agreement with Orbital ATK under the Lake City Supply Agreement for supply of certain of our product requirements for 5.56mm (including .233 caliber), 7.62mm and .50 caliber ammunition products. We believe the scope and scale of our sourcing network is not easily replicated. We have a global presence, selling goods through our distribution network in North America, South America, Europe, Asia and Australia. To increase efficiencies, we have consolidated our North American distribution centers and continue to implement automated processes in key locations.

We maintain positive relationships with our retail partners based on trust and professionalism. Our long-standing commitment to our customers, diverse product offering and focus on profitability for both our company and our retail partners have enabled us to gain shelf space and secure premium placement of our products at many major retailers. Our top retail and distributor partners include Walmart, Target, Cabela’s, Bass Pro Shops, Gander Mountain, AcuSport, United Sporting Group, Dick’s Sporting Goods and Recreational Equipment, Inc. Furthermore, we believe our scale is a unique competitive advantage that allows us to leverage our platform to efficiently and profitably service our largest retail customers through marketing and advertising campaigns and inventory replenishment support. These capabilities give us an advantage as we believe few competitors offer this level of retail support or a more comprehensive product portfolio. The strength of these programs is illustrated by the numerous retail awards we have received. For example, Walmart named Orbital ATK its 2013 Sporting Goods Supplier of the Year and Cabela’s named Orbital ATK its 2013 Hunting Vendor of the Year.

Proven M&A Capabilities

We have a history of successfully identifying, acquiring, integrating and growing complementary businesses. For example, in fiscal year 2011 we expanded our tactical accessories capabilities through the acquisition of BLACKHAWK!. In the 2014 fiscal year, we acquired Bushnell Group Holdings, Inc. (“Bushnell”), a leading global designer, marketer and distributor of branded sports optics, outdoor accessories and performance eyewear, and also acquired Caliber Company, the parent company of Savage Sports Corporation (“Savage Arms”), a leading manufacturer of sporting long guns. Both Savage Arms and Bushnell grew our presence in the outdoor recreation and shooting sports markets and enhanced our manufacturing, product development and distribution platform for future acquisitions. In addition, we recently acquired Jimmy Styks and expect to acquire CamelBak, both of which will continue our expansion in the outdoor sports and recreation market. We believe our integrated outdoor sports and recreation platforms, leading brands and scale enable us to enhance the cost synergy potential and success of an acquisition by leveraging our customer relationships, sales and marketing resources, low-cost manufacturing and distribution network. We also believe our broad distribution network and retail partnerships can accelerate revenue growth in acquired companies.

Strong Profit Margins and Cash Flow

We have a history of generating strong profit margins and cash flow. Between fiscal year 2013 and fiscal year 2015, our Adjusted EBITDA margin increased from 9.7% to 15.3%. We believe this growth was supported by attractive market dynamics and our competitive strengths. Additionally, we believe our modest capital expenditure requirements have historically enabled, and will continue to enable, us to generate strong free cash flow. Capital expenditures represented approximately 2% of sales in each of our last three fiscal years, and we expect to maintain a disciplined approach to capital expenditures in the future. We also believe that our market leading position across multiple product categories, our good-better-best brand strategy, our scalable infrastructure, and the diversification of our product portfolio position us for continued strong performance in the markets in which we compete.

Long-Tenured and Highly Experienced Management Team

We have an experienced and committed management team with a proven track record of implementing successful growth strategies. Under our management team’s leadership, we have become one of the largest players in the outdoor sports and recreation industry.

Our management team is led by Mark DeYoung, Chairman and Chief Executive Officer, who has been with Vista Outdoor, and, prior to the Spin-Off, Orbital ATK, since 1985. Mr. DeYoung pivoted Orbital ATK’s presence in the aerospace and defense industry into the consumer products industry, leveraging the company’s experience and capabilities in high-rate manufacturing, engineering and sourcing. Through the acquisition of Blount International, Inc.’s Sporting Equipment Group business in 2001, Orbital ATK entered the commercial shooting sports market. Mr. DeYoung led the Blount integration, enabling Orbital ATK to streamline costs, improve operating profit, strengthen product development and marketing, develop strategic relationships with key retailers, and significantly grow sales and market share for the acquired commercial brands. In addition, Mr. DeYoung developed the company’s strategy to grow the accessories and firearms portfolio through the BLACKHAWK!, Savage Arms and Bushnell acquisitions. Mr. DeYoung also initiated and led the effort for a separation of Vista Outdoor from Orbital ATK’s Aerospace and Defense Group business.

Stephen Nolan, Senior Vice President and Chief Financial Officer, has been with Vista Outdoor, and, prior to the Spin-Off, Orbital ATK, for eight years. Mr. Nolan led the execution of Orbital ATK’s strategy to diversify its shooting sports portfolio and gain market share in the outdoor recreation industry. He led the acquisitions of Savage Arms and Bushnell, and was a strategic leader in the separation of Vista Outdoor from Orbital ATK. He has almost 20 years of experience in growing businesses, as a general manager, a corporate strategist and a management consultant.

The management team has an average of over 15 years of experience in the outdoor recreation, shooting sports and consumer products industries. Our management team has worked at other companies such as Olin’s Winchester Division, Danaher Corporation, The Conair Group, KaVo Equipment Group, United Technologies, McKinsey and Company, Honeywell, Kroll, Dell, Ecolab, Magnum Research, Bausch & Lomb and Michael’s of Oregon Company. Furthermore, many members of our management team and overall employee base are active outdoor enthusiasts. Our company culture benefits from having employees who are users of, and passionate about, the products they create and market.

Our Strategy

Capitalize on a Fragmented and Growing Market

We seek to capitalize on the fragmented and growing market opportunities in the outdoor sports and recreation markets. We believe our scalable business platform, strong retail and wholesale relationships and product development capabilities position us to capture additional market share. We believe continued industry and retail store expansions will provide growth opportunities in our primary operating segments. For instance, a number of our key customers have announced new store openings that are expected to amount to over 80 new stores in calendar year 2015. We intend to utilize our existing infrastructure and manufacturing capabilities to support the growth of our retail customers, and we will continue to leverage our economies of scale and distribution capabilities to efficiently capture the upside potential related to increases in consumer demand.

Develop New and Innovative Products to Drive Organic Growth and Customer Loyalty

We intend to continue to drive organic growth and customer loyalty through the development of new and innovative products. We believe our outdoor enthusiast consumers demand the latest technologies and performance enhancements, which drives new consumer purchases or replacement purchases for older products. We expect that our product development strategy will enable us to grow sales, maintain or increase profit margins and preserve the strength of our brands.

Expand into Complementary or Adjacent Categories Through M&A

Given the highly fragmented nature of our industry and our financial flexibility, we believe we have the opportunity to supplement our organic growth with acquisitions. We intend to maintain our highly disciplined approach to acquisitions, focusing on transactions that we believe will create synergies and enable us to penetrate new markets, enter new product categories or service new channels. We intend to leverage the strength of our current brands and our knowledge of the end consumer to enter adjacent markets that target customers within the outdoor sports and recreation markets. We believe that the Jimmy Styks Acquisition and the CamelBak Acquisition demonstrate our ability to expand our outdoor recreation business into adjacent markets in a manner that is consistent with our strategy. We believe our free cash flow profile and strong balance sheet position provide us the financial flexibility to aggressively pursue further strategic M&A candidates that meet our strategic priorities and return on investment criteria.

Leverage Relationships with Our Wholesale and Retail Channels

We have strong relationships with a number of leading wholesalers as well as mass and specialty retailers. We continuously strive to strengthen our relationships by working closely with each of our channel partners. This may include providing marketing support, supporting joint merchandising programs and managing inventory on our partners’ behalf. We will continue to leverage these relationships to secure increased shelf space and premium product placement and to increase retailer sell-through of our products. In addition, these extensive relationships provide us with the ability to increase sales and distribution of our acquired brands, which typically do not have as strong a relationship with some or all of these channels. As a result, we expect to continue to grow our market share.

Continuously Improve Operations

We have a strong focus on continuous improvement in all facets of our business, including engineering, product development, manufacturing, sourcing, sales, distribution and administrative functions. We use our business model, Vista Performance Management (“VPM”), to align functional execution to the goals of the enterprise and to implement these goals throughout the organization. We also use VPM to identify opportunities for process improvement and to implement and monitor quality and efficiency-focused refinements to our processes. We expect to continue to use VPM to drive operational improvements in our legacy business areas, our recent acquisitions and in future acquired businesses to deliver improved competitive positions and margin improvement.

The Spin-Off

On February 9, 2015, ATK contributed the ATK Sporting Group to Vista Outdoor and subsequently spun off Vista Outdoor. On February 9, 2015, ATK distributed to its stockholders two shares of Vista Outdoor Inc. common stock for every share of ATK common stock held as of record on February 2, 2015. In connection with the Spin-Off, Vista Outdoor filed the Form 10 with the SEC, which was declared effective on January 23, 2015. Vista Outdoor stock began trading “regular way” on February 10, 2015 under the symbol “VSTO” on the New York Stock Exchange. Immediately following the Spin-Off, ATK merged with Orbital Sciences Corporation, with Orbital Sciences Corporation surviving the Merger as a wholly owned subsidiary of ATK, and at which time ATK was renamed “Orbital ATK, Inc.”.

In connection with the Spin-Off, Vista Outdoor entered into the Transaction Agreement, which contains the principles governing the Spin-Off discussed above and specifies the terms of the transfer. In addition, Vista Outdoor has entered into various agreements to provide a framework for its relationship with Orbital ATK after the Spin-Off. These other agreements include, but are not limited to the Transition Services Agreement, the Tax Matters Agreement and certain supply agreements. These agreements provide for the allocation between Orbital ATK and Vista Outdoor of Orbital ATK’s and Vista Outdoor’s assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) and govern certain relationships between Orbital ATK and Vista Outdoor after the Spin-Off.

Recent Developments

Jimmy Styks Acquisition

On July 20, 2015, we completed the Jimmy Styks Acquisition, using $40 million of cash on hand, with additional contingent consideration payable if incremental profitability growth milestones are achieved over the next three years. Jimmy Styks is a leading designer and marketer of SUP boards and related accessories. Jimmy Styks’ SUP portfolio provides easy-to-use platforms for water sport enthusiasts engaging in activities ranging from personal fitness to fishing and will help us expand our Outdoor Products operating segment. The company offers nearly 30 SKUs in epoxy, inflatable, soft and thermoform boards, as well as accessories. The purchase price represents an approximate 5.5x multiple on Jimmy Styks’ expected calendar year 2015 EBITDA.

CamelBak Acquisition

On or about August 3, 2015, we expect to complete the CamelBak Acquisition, for total consideration of $412.5 million, subject to a customary working capital adjustment. CamelBak is the leading provider of personal hydration solutions for outdoor, recreation and military use. CamelBak’s products include hydration packs, reusable bottles and individual purification and filtration systems. In order to fund the CamelBak Acquisition, we incurred $360 million of indebtedness under our Revolving Credit Facility. The purchase price, net of a tax asset with an approximate net present value of $35 million, represents a resulting effective multiple of approximately 11x CamelBak’s expected calendar year 2015 EBITDA. CamelBak’s total net sales for the year ended December 31, 2014 were $148.7 million and we expect calendar year 2015 net sales for CamelBak of approximately $160 million. CamelBak, along with Jimmy Styks, will help us to grow our Outdoor Products operating segment.

Preliminary Fiscal First Quarter Results

In connection with this offering, we are providing below preliminary financial results for our fiscal quarter ended July 5, 2015 (the “fiscal first quarter”). Our actual financial results for the fiscal first quarter have not yet been finalized by management or reviewed by our independent auditors. The preliminary results below are not a comprehensive statement of all financial results for the fiscal first quarter. Our actual results may differ from those provided below due to the completion of our financial closing procedures, application of final adjustments, review by our independent auditors and other developments that may arise between now and the time the financial results for the fiscal first quarter are finalized, and those differences may be material. We do not expect to update, publicly or otherwise, the following preliminary results, other than through the release of actual results when finalized.

We estimate that, for the fiscal first quarter:

●
Net sales were between $510 million and $515 million, consistent with our expectations, compared to sales of $566 million for the comparable prior-year period. We previously experienced a particularly large growth in demand for certain ammunition products that peaked in the first half of our fiscal year 2015. Lower market demand for those products has resulted in the decrease in sales in the most recent quarter as compared to the first quarter of our fiscal year 2015.

●
Adjusted EBITDA was between $75 million and $77 million, compared to Adjusted EBITDA of $88 million for the comparable prior-year period. Adjusted EBITDA for the prior-year period was calculated in the manner described in the sections entitled “Non-GAAP Financial Measures” and “Summary Historical and Pro Forma Financial Information” in this offering memorandum. The decrease in Adjusted EBITDA was a result of the decrease in sales and an increase in expenses to reflect public company costs, including stock-based compensation, additional selling and marketing investments, and transaction-related expenses.

●
Our cash balance at the end of our fiscal first quarter was approximately $180 million. This compares to a balance of $264 million at March 31, 2015, our fiscal 2015 year-end. The decrease in cash is a result of our typical seasonal investment in working capital, our share repurchase program and payments made on our long-term debt.

Other Information

We are a Delaware corporation. Our principal executive offices are located in Utah. Our telephone number is (801) 779-4600. Our website address is www.vistaoutdoor.com. Information contained on, or connected to, our website or Orbital ATK’s website does not and will not constitute part of this offering memorandum.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table sets forth summary historical consolidated and combined financial information and unaudited pro forma condensed combined financial information for Vista Outdoor and its subsidiaries. The historical consolidated and combined financial information as of March 31, 2015 and 2014 and for the years ended March 31, 2015, 2014 and 2013 are derived from Vista Outdoor’s audited consolidated and combined financial statements included elsewhere in this offering memorandum. The historical consolidated and combined financial information as of March 31, 2013 is derived from audited combined financial statements not included in this offering memorandum. The unaudited pro forma condensed combined financial information for the year ended March 31, 2014 is based upon (a) the historical combined financial information of Vista Outdoor included elsewhere in this offering memorandum, (b) the historical financial information of Bushnell not included in this offering memorandum and (c) the historical financial information of Savage Arms not included in this offering memorandum, and has been prepared to reflect the Spin-Off as well as the Bushnell and Savage Arms acquisitions based on the acquisition method of accounting.

Summary financial and other data should be read in conjunction with Vista Outdoor’s consolidated and combined financial statements, the related notes and other financial information included elsewhere in this offering memorandum, including the information set forth under “Unaudited Pro Forma Condensed Combined Financial Information” and “Selected Historical Financial Data.”

We present below certain financial information based on our Adjusted EBITDA. Adjusted EBITDA is a measurement of financial performance that is not prepared and presented in accordance with GAAP. Accordingly, this measure should not be considered as a substitute for net income or other income data prepared and presented in accordance with GAAP, and our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. While we believe that the presentation of Adjusted EBITDA will enhance an investor’s understanding of our operating performance, the use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for an analysis of our results of operations as reported in accordance with GAAP. For a reconciliation of Adjusted EBITDA to net income, please refer to the tables below. For additional information regarding Adjusted EBITDA, including a more detailed description with respect to its limitations, see “Non-GAAP Financial Measures.”

The information presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and combined financial statements and accompanying notes included elsewhere in this offering memorandum.

	Year Ended March 31,
	Historical	Historical	Pro Forma Combined	Historical
(Amounts in thousands, except percentages)	2013	2014	2014	2015
Results of Operations:
Sales	$1,196,031	$1,873,919	$2,279,674	$2,083,414
Cost of sales	953,593	1,406,616	1,630,221	1,554,493
Gross profit	242,438	467,303	649,453	528,921
Operating expenses:
Research and development	8,720	13,984	13,984	9,518
Selling, general and administrative	132,263	219,512	342,689	283,029
Goodwill and trade-name impairment(1)	—	—	—	52,220
Income before interest and income taxes	101,455	233,807	292,780	184,154
Interest (expense) income, net(2)	7	(15,469)	(6,744)	(30,108)
Income before income taxes	101,462	218,338	286,036	154,046
Income tax provision	36,770	85,081	110,129	74,518
Net income	$64,692	$133,257	$175,907	$79,528
Cash Flow Data:
Cash flow from operating activities	$75,363	$172,310		$154,338
Cash flow provided by (used for) investing activities	(23,395)	(1,341,747)		(42,869)
Cash flow provided by (used for) financing activities	(52,417)	1,209,316		116,126
Balance Sheet Data:
Cash and cash equivalents	$67	$40,004		$263,951
Net current assets	200,952	498,070		757,149
Net property, plant and equipment	123,604	189,071		190,607
Total assets	797,812	2,457,621		2,573,124
Long-term debt (including current portion)	—	1,014,911		350,000
Other Data:
Capital expenditures(3)	23,395	40,234	43,149	43,189
Adjusted EBITDA(4)	$116,528	$312,431	$370,258	$319,548

(1)
In fiscal 2015, we recorded a non-cash asset impairment charge of $52.2 million related to the firearms reporting unit. See Note 8 to the consolidated and combined financial statements included elsewhere in this offering memorandum for further detail.

(2)
For periods prior to the Spin-Off, interest expense represents interest expense allocated to Vista Outdoor by ATK. For the fiscal year ended March 31, 2015, interest expense is comprised of $29.1 million of interest expense allocated to Vista Outdoor by ATK prior to the Spin-Off and $1 million of interest expense on Vista Outdoor’s Term Loan Facility following the Spin-Off.

(3)
Capital expenditures are shown net of capital expenditures included in accounts payable and financed through operating leases. Pro forma capital expenditures for the year ended March 31, 2014 reflects Bushnell’s capital expenditures for the seven months ended October 31, 2013 (the date prior to the acquisition) and Savage Arms’ capital expenditures for the period from April 1, 2013 through June 20, 2013 (the date prior to the acquisition); after such dates, capital expenditures of Bushnell and Savage Arms were included in the historical combined financial information of Vista Outdoor.

(4)
We calculate Adjusted EBITDA as EBITDA adjusted for goodwill and trade-name impairment, transaction costs, transition costs, standalone and public company costs, inventory step-up, certain Bushnell adjustments and the Lake City Supply Agreement adjustment. See “Non-GAAP Financial Measures” for additional information and limitations regarding these non-GAAP financial measures.

The following sets forth a reconciliation of net income to Adjusted EBITDA for the periods presented:

	Year Ended March 31,
	Historical	Historical	Pro Forma Combined	Historical
(Amounts in thousands)	2013	2014	2014	2015
Net income	$64,692	$133,257	$175,907	$79,528
Interest expense (income), net(a)	(7)	15,469	6,744	30,108
Income tax provision	36,770	85,081	110,129	74,518
Depreciation and amortization of intangible assets	25,128	44,902	66,550	66,551
Goodwill and trade-name impairment(b)	—	—	—	52,220
Transaction costs(c)	—	16,780	N/A	19,461
Transition costs(c)	—	5,700	5,700	5,988
Standalone and public company costs(d)	(15,000)	(15,000)	(15,000)	(15,000)
Inventory step-up(e)	—	15,500	15,500	—
Bushnell adjustments(f)	—	—	4,728	—
Lake City Supply Agreement adjustment(g)	4,945	10,742	N/A	6,174
Adjusted EBITDA	$116,528	$312,431	$370,258	$319,548

(a)
For periods prior to the Spin-Off, interest expense represents interest expense allocated to Vista Outdoor by ATK. For the fiscal year ended March 31, 2015, interest expense is comprised of $29.1 million of interest expense allocated to Vista Outdoor by ATK prior to the Spin-Off and $1 million of interest expense on Vista Outdoor’s Term Loan Facility following the Spin-Off.

(b)
In fiscal 2015, we recorded a non-cash asset impairment charge of $52.2 million related to the firearms reporting unit. See Note 8 to the consolidated and combined financial statements included elsewhere in this offering memorandum for further detail.

(c)
Represents transaction costs, including accounting, legal and advisor fees, and transition costs, in each case incurred in connection with our acquisitions of Bushnell and Savage Arms and the Spin-Off. The transaction costs adjustment is not applicable for the Adjusted EBITDA calculation for Pro Forma Combined fiscal year ended March 31, 2014 because it is reflected in the unaudited pro forma condensed combined statement of income presented under “Unaudited Pro Forma Condensed Combined Financial Information.”

(d)	Represents our estimate of costs that we would have incurred in excess of the applicable corporate allocation had we operated as a standalone public company during the period.

(e)	Represents inventory step-up recorded in connection with our acquisitions of Bushnell and Savage Arms as part of their respective purchase price allocations.

(f)
Represents (1) elimination of management fees of approximately $1.6 million paid by Bushnell, which will not be paid in the future, (2) compensation and fees paid by Bushnell to its board of directors and with respect to certain professional services of approximately $0.2 million, which will not be paid in the future and (3) transaction costs of approximately $3.0 million incurred by Bushnell in connection with its acquisition, including accounting, legal, advisor fees and management bonuses.

(g)
Represents Adjusted EBITDA impact of reduced cost of sales as a result of the revised pricing under the Lake City Supply Agreement between Vista Outdoor and Orbital ATK. This adjustment is not applicable for the Adjusted EBITDA calculation for Pro Forma Combined fiscal year ended March 31, 2014 because it is reflected in the unaudited pro forma condensed combined statement of income presented under “Unaudited Pro Forma Condensed Combined Financial Information.”